Exhibit 99.1
Udemy Bolsters Leadership Team with Appointment of New Chief Technology Officer to Accelerate Product Roadmap and Technology Innovation

Human capital management technology leader, Ozzie Goldschmied, brings over 30 years of industry experience to accelerate Udemy’s next chapter of global growth

Founder Eren Bali transitions to Head of Innovation role focused on product vision and AI advancement

SAN FRANCISCO, CA – June 11, 2025 – Udemy (Nasdaq: UDMY), a leading AI-powered skills development platform with nearly 80 million users globally, announced today that Ozzie Goldschmied has been appointed Chief Technology Officer (“CTO”), effective immediately. Simultaneously, founder Eren Bali will transition to a newly created role as Head of Innovation, where he will focus on driving forward the company's product strategy with an emphasis on innovation and artificial intelligence.

In his role as CTO, Goldschmied will report to Hugo Sarrazin, President and CEO of Udemy, and will have oversight of Engineering, Design, Product, Data Science, and Technical Product Management teams. Goldschmied will spearhead the company's continued transformation to a comprehensive AI-powered platform to reskill/upskill the workforce of the future.

“We are excited to welcome Ozzie to Udemy's leadership team at this transformative moment for our company,” said Sarrazin. “Ozzie's expertise in developing innovative enterprise solutions that serve millions of users globally will be instrumental as we advance our transformation into a world-class AI-powered platform to reskill and upskill the future workforce. We look forward to leveraging Ozzie’s technical leadership to further accelerate execution of our strategy.”

“Udemy is uniquely positioned at the intersection of two powerful growth drivers: the rapid adoption and disruption of AI and the global imperative for continuous skills development,” said Goldschmied. “AI is impacting every industry and presents a significant opportunity to build solutions that fundamentally transform how skills are developed, measured, and applied. We have enormous potential to leverage Udemy's global scale and massive network of content creators to support our customers' evolving needs as their preferred skills development platform for the AI era and beyond.”

With nearly 30 years of technology industry experience, Goldschmied is best known as the co-founder and Head of Engineering at Dayforce, where he spearheaded the creation of its human capital management platform until its acquisition by Ceridian HCM Holdings, Inc. (“Ceridian”) in 2012. Following the acquisition, Goldschmied served as CTO of Ceridian, where he led a global team of over 1,200 employees in Research and Development and Product Management functions, driving engineering excellence and innovation that delivered value to thousands of organizations and millions of workers globally. The solution ultimately became Ceridian’s flagship platform, and the company rebranded to Dayforce in 2024. Goldschmied was also part of the core team at Workbrain, a workforce management software vendor, where he served as Development Team Lead and Architect. In 2007, Workbrain was acquired by Infor Global Solutions, a global provider of ERP software. Most recently, he served as the founder and CEO at GoldenRock Inc., where he worked closely with private equity and venture capital clients to evaluate potential investments in companies, and to support scaling their businesses and driving product innovation, particularly with AI.

Eren Bali to Lead Udemy Innovation
Udemy also announced that founder and former CTO Eren Bali will transition to a newly created role, Head of Innovation. In this role, Bali will continue to focus on driving forward Udemy's product vision with a concentrated focus on breakthrough innovations and AI advancement. This strategic move leverages Bali's visionary leadership and deep technical expertise in a capacity where he can have maximum impact on Udemy's future, while Goldschmied oversees the day-to-day operational responsibilities of the broader engineering organization with a focus on scaling its impact.

“I am incredibly excited to focus my energy on pushing the boundaries of what's possible in skills development with technology, which is what I'm most passionate about,” said Bali. “Udemy’s new Innovation Studio is a dedicated space to explore and develop next-generation skilling experiences powered by AI. This transition allows me to leverage my entrepreneurial mindset within Udemy while collaborating with Ozzie to scale our technology and product strategy for the future. Together, we will accelerate Udemy's impact in ways I could never have imagined when we started this journey 15 years ago.”

Sarrazin added, “With Eren in this new role, we can harness his exceptional talents for innovation while strengthening our executive team with Ozzie's enterprise scaling expertise. This strategic pairing will drive Udemy's journey towards becoming the definitive AI-powered skills development platform for customers around the world.”
About Udemy
Udemy (Nasdaq: UDMY) is an AI-driven skills development platform transforming how companies and individuals across the world build the capabilities needed to thrive in a rapidly evolving workplace. By combining on-demand, multi-language content with real-time innovation, Udemy delivers personalized experiences that empower organizations to scale workforce development and help individuals build the technical, business, and soft skills most relevant to their careers. Today, thousands of companies, including Ericsson, Glassdoor, On24, The World Bank, and Volkswagen, rely on Udemy Business for its enterprise solutions to build agile, future-ready teams. Udemy is headquartered in San Francisco, with hubs across the United States, Australia, India, Ireland, Mexico and Türkiye.
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